Execution Copy

January 22, 2008

FFL Parallel Fund II, L.P.

One Maritime Plaza, 10th Floor, Suite 2200

San Francisco, CA 94111

Attn: Rajat Duggal

Re:	Revolving Loan Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to FFL Parallel Fund II, L.P., a Delaware limited partnership (the “Borrower”), a revolving loan facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.	The Facility.
(a)	The Revolving Loan Facility.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each a “Loan” and, collectively, the “Loans”) to the Borrower from time to time on any Business Day during the period from the Closing Date until January 22, 2009 (the “Commitment Termination Date”), in an aggregate principal amount up to but not exceeding at any time outstanding Five Hundred Thirty-One Thousand Three Hundred Eighty-Two Dollars ($531,382) (the “Commitment”). This is a committed revolving line of credit. During such period, the Borrower may repay any such principal amounts borrowed and reborrow them.

(b)

Borrowing the Loans. The Borrower may request that a Loan be made by irrevocable notice to be received by the Lender (i) not later than 2 p.m. on the Business Day of the requested borrowing date of a Prime Rate Loan, or (ii) not later than 11 a.m. three Business Days prior to the requested borrowing date of a Eurodollar Rate Loan. A notice pursuant to this Paragraph 1(b) shall be in writing pursuant to a notice in substantially the form of Exhibit B (a “Loan Notice”) or by telephone if promptly confirmed in writing in a Loan Notice.

A Loan may be a Prime Rate Loan or a Eurodollar Rate Loan, as further provided herein.

Each borrowing of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or if the remaining amount available under the Commitment is less than $50,000, in multiples of $1,000 up to an amount equal to the remaining amount available under the Commitment. Each borrowing of a Prime Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or if the remaining amount available under the Commitment is less than $50,000, in multiples of $1,000 up to an amount equal to the remaining amount available under the Commitment.

Each notice requesting a Loan (whether telephonic or written) shall specify (i) the requested date of the Loan (which shall be a Business Day), (ii) the principal amount of the Loan to be borrowed, (iii) the Type of Loan to be borrowed, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in such notice, then the applicable Loan shall be made as a Prime

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January 22, 2008

Rate Loan. If the Borrower requests a borrowing of a Eurodollar Rate Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)

Interest. Subject to the further provisions of this Paragraph 1(c), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus 1.00% per annum; and (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date the principal amount of any Loan is due and payable (whether on the Maturity Date or the Commitment Termination Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate. Furthermore, while any Event of Default exists, upon the written demand of the Lender, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the Default Rate. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest or any fee due hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)

Evidence of the Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records. Such loan accounts and records shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to such Loan.

(e)	Repayment of the Loans. The Borrower shall pay the aggregate principal amount outstanding of a Loan on the earlier of (i) the Maturity Date for such Loan or (ii) the Commitment Termination Date.
(f)	Fee(s).

The Borrower shall pay to the Lender a fee in an amount equal to $710, payable in full on the Closing Date. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(g)	Payments. The Borrower shall make all payments required hereunder not later than 2 p.m. on the date when due in same day funds in Dollars at the office and to the account of the Lender located at:

FFL Parallel Fund II, L.P.

January 22, 2008

Bank of America, N.A.

101 S. Marengo Avenue, 5th Floor

Pasadena, CA  91101-2428

Mail Code:  CA9-702-05-69

Attention:  Linda Escamilla

Telephone:  626-666-8456

Facsimile:  626-666-2241

E-mail:  Hermelinda.Escamilla@bankofamerica.com

Account No.:  15921-83980

Reference:  CLSC Incoming Wire Account/Attention:  Linda Escamilla

For Further Credit to FFL Parallel Fund II, L.P.

ABA #121000358

or at such other address or to such other account as the Lender may from time to time designate in writing.

With respect to any principal, interest, fee, or any other cost or expense due and payable to the Lender under the Loan Documents (after giving effect to any applicable grace periods), the Borrower hereby irrevocably authorizes the Lender to debit any deposit account of the Borrower with the Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Subparagraph shall be deemed a set-off.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(h)	Prepayments.

The Borrower may, upon notice to the Lender, prepay all or any portion of the Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment; and provided further that (i) such notice must be received by the Lender not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Prime Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Prime Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. Prepayments of any Loan must be accompanied by a payment of interest on the amount so prepaid.

(i)

Termination or Reduction of Commitment. The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 12:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding principal amount of Loans hereunder would exceed the Commitment.

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January 22, 2008

(j)	Additional Provisions Relating to Eurodollar Rate Loans.

The Borrower may convert a Prime Rate Loan into a Eurodollar Rate Loan and a Eurodollar Rate Loan into a Prime Rate Loan, and the Borrower may also continue a Eurodollar Rate Loan for an additional Interest Period. The Borrower may request any such conversion or continuation by irrevocable notice to be received by the Lender not later than (i) 11 a.m. three Business Days prior to the requested conversion or continuation date of a Eurodollar Rate Loan, or (ii) 2 p.m. on the requested date of any conversion of a Eurodollar Rate Loan into Prime Rate Loan. A notice pursuant to this Paragraph 1(j) shall be in writing pursuant to a Loan Notice or by telephone if promptly confirmed in writing in a Loan Notice.

Each conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.

Each notice requesting a conversion or continuation of a Eurodollar Rate Loan (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of a Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be converted or continued, (iv) the Type of Loan to which an existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a continuation, then the applicable Loan shall be converted to a Prime Rate Loan. Any such automatic conversion to a Prime Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a conversion to, or continuation of, a Eurodollar Rate Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be converted to or continued as a Eurodollar Rate Loan without the consent of the Lender.

The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error.

After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

Upon demand of the Lender from time to time, the Borrower (a) shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, and (b) shall also pay any customary administrative fees charged by the Lender in connection with the foregoing (“Breakage Costs”).

The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as

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January 22, 2008

“Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

A certificate of the Lender claiming any such compensation under this Paragraph 1(j) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

All of the Borrower’s obligations under this Paragraph 1(j) shall survive termination of the Commitment and repayment of all other Obligations hereunder.

2.	Conditions Precedent to the Loans.
(a)	Conditions Precedent to the Initial Loan. As a condition precedent to making the initial Loan hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:
(i)	the enclosed duplicate of this Agreement, together with any fee letter to be delivered in connection with this Agreement, duly executed and delivered on behalf of the parties thereto;
(ii)	a Certificate of Limited Partnership, certified by the Delaware Secretary of State;
(iii)	a certificate of status or good standing of each Loan Party as of a date acceptable to Lender from the State of Delaware and from the State of California;
(iv)	a borrowing resolution or other evidence of the Borrower’s authority to borrow, certified by the General Partner;
(v)	a certificate of incumbency from the General Partner;
(vi)	a copy of the Partnership Agreement (including the current versions of all exhibits thereto), certified by the General Partner;
(vii)	copies of the organizational documents of the General Partner, certified by the General Partner;
(viii)	a certificate of the Borrower certifying compliance with the covenant set forth in Section 4(b)(v) below and providing corresponding calculations;
(ix)

a summary of the Limited Partners bound by subscription agreements, and the amounts of their respective LP Commitments, as of the Closing Date, and, if requested by the Lender, certified copies of all duly executed subscription agreements from the Limited Partners as of the Closing Date; and

(x)	such other documents and certificates as the Lender may reasonably request.
(b)	Additional Conditions Precedent to the Initial Loan. The obligation of the Lender to make the initial Loan shall be subject to the following additional conditions precedent:
(i)	the Borrower shall have paid any fees then due hereunder;
(ii)	the Borrower shall have paid all invoiced costs and expenses of the Lender then due hereunder; and

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January 22, 2008

(i)	The Closing Date shall have occurred on or before January 22, 2008.
(c)	Further Conditions Precedent to the Loans. As further conditions precedent to the borrowing of each Loan (including the initial Loan):
(i)	the Lender shall have received a Loan Notice with respect thereto;
(ii)

each representation and warranty set forth in Paragraph 3 below shall be true and correct as if made on the date of such borrowing, except to the extent that any such representation and warranty specifically refers to an earlier date, in which case it shall be true and correct as of such earlier date; and

(iii)	no Default shall have occurred and be continuing on the date of such borrowing, or would result from such borrowing or from the application of the proceeds thereof.

Each Loan Notice given by the Borrower hereunder shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii), and (iii) immediately above have been met.

3.	Representations and Warranties. The Borrower represents and warrants that:
(a)

Existence and Qualification; Power; Compliance with Laws. It (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to (A) own or lease and operate its properties and assets, and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all applicable laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Power; Authorization; Enforceable Obligations; Partnership Agreement.
(i)

The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, and the giving of each Capital Call Notice by the General Partner and the making of the investment contemplated thereby (if any), are within its powers and purpose as set forth in the Partnership Agreement and have been duly authorized by all necessary partnership action.

(ii)

This Agreement is and the other Loan Documents, when executed, will be, legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, in each case except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(iii)

The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, and the giving by the General Partner of each Capital Call Notice and the making of the investment contemplated thereby (if any), do not and will not (A) contravene any applicable law or the Partnership Agreement, or (B) result in the breach of or constitute a default under, or result in the creation of a Lien under, any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected.

(iv)	Without limiting the generality of clause (iii) above, after and giving effect to the making of each Loan hereunder, (A) the amount of each Loan is within any limit on borrowings set forth in the

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Partnership Agreement, and (B) the investment contemplated by each Capital Call Notice (if any) do not contravene any investment limitations set forth in the Borrower’s Partnership Agreement.

(v)

(A) Except as has previously been disclosed to the Lender in writing prior to the date hereof, no limited partner party to the Partnership Agreement (each a “Limited Partner”) has failed to make any required capital contribution pursuant to the Partnership Agreement prior to the date hereof; (B) except as has previously been disclosed to the Lender in writing prior to the date hereof, no Limited Partner has been excused from making any capital contributions in respect of investments in or obligations relating to the Borrower pursuant to the Partnership Agreement or otherwise prior to the date hereof; (C) the Partnership Agreement is in full force and effect in the form certified to the Lender as of the Closing Date, and there has occurred no event of termination or other early termination thereunder; and (D) the availability period for the making of capital calls under the Partnership Agreement has not been terminated.

(vi)

(A) The initial closing under the Partnership Agreement has occurred, and the subscriptions of the Limited Partners as to their respective LP Commitments (as disclosed to the Lender as of the Closing Date) are fully effective; and (B) as of the Closing Date, there is in excess of $1,062,764 in LP Commitments available directly to the Borrower that have not been committed for any other purpose.

(vii)	As of the date of this Agreement, Friedman Fleischer & Lowe GP II, L.P. (“FFL GP”) is the general partner of the Borrower, and Friedman Fleischer & Lowe GP II, LLC is the general partner of FFL GP.
(c)

Financial Statements; No Material Adverse Effect; Indebtedness. (i) The financial statements of the Borrower which have been delivered to Lender present fairly the consolidated financial condition of the Borrower as of the date of such financial statements in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of any quarterly financial statements, to the absence of footnotes and to normal year-end audit adjustments. (ii) Since December 31, 2006, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. (iii) The Borrower does not have any Funded Debt not reflected in the financial statements referred to above, in the notes thereto or otherwise disclosed in writing to the Lender prior to the date hereof.

(d)

No Material Litigation. No litigation or governmental proceeding is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)

Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries other than portfolio companies and their respective Subsidiaries or special purpose acquisition vehicles formed in connection with the acquisition of portfolio companies.

(f)	No Default. No Default has occurred and is continuing.
(g)

Use of Proceeds. The proceeds of the Loans (i) will be used solely for investment in portfolio companies and to pay the Borrower’s or the General Partner’s expenses in accordance with all requirements of law and the Partnership Agreement, and (ii) will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulations T, U or X.

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January 22, 2008

(h)	Investment Company Act of 1940. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(i)

Full Disclosure. No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with the Loans, taken as a whole, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading, in light of the circumstances in which made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.       Covenants. So long as principal of and interest on the Loans or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)	Information. The Borrower shall deliver to the Lender:
(i)

as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited and accompanied by an unqualified report and opinion of independent certified public accountants of nationally recognized standing reasonably acceptable to the Lender;

(ii)

as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the quarterly financial statements of the Borrower, duly certified by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to the absence of footnotes and to normal year-end audit adjustments;

(iii)	promptly after the sending thereof, copies of all annual, periodic and other reports which the Borrower sends to the Limited Partners;
(iv)	promptly following the effectiveness thereof, copies of all permitted amendments to the Partnership Agreement;
(iv)	from time to time such other information regarding the financial condition or business of the Borrower as the Lender may reasonably request;
(v)	promptly notice of any Default, which notice shall set forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto;
(vi)	prompt notice of the making of any Capital Call; and
(vii)

prompt notice (A) if any Limited Partner defaults in the performance of its obligations to fund its LP Commitment, or is excused from making any capital contributions in respect of the obligations of the Borrower under this Agreement or pursuant to any provision of the Partnership Agreement, and (B) of the occurrence of any event of termination or other early termination under the Partnership Agreement.

(b)	Other Affirmative Covenants. The Borrower shall:
(i)

preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business, in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect;

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January 22, 2008

(ii)

comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities, in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iii)

pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)

permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants;

(v)

maintain at all times an aggregate amount of unused LP Commitments, exclusive of any Reserved Capital, which are available directly to the Borrower for the purpose of repayment of the obligations of the Borrower hereunder, at least equal to 200% of the aggregate outstanding principal amount of the Loans hereunder; and

(vi)

promptly give such Capital Call Notices to the Limited Partners and take such other action under the Partnership Agreement, to the extent required to ensure that the Borrower is able to obtain all funds in respect of any capital calls from the Limited Partners in such amounts and at such times as may be required to enable the Borrower timely to perform its payment obligations hereunder.

(c)	Negative Covenants. The Borrower shall not:
(i)

(A) merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or (B) sell all or any part of its assets, except for dispositions of portfolio investments and dispositions of investment securities in the ordinary course of business;

(ii)	create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens;
(iii)

enter into or suffer to exist any agreement (other than this Agreement or any other Loan Document) (A) requiring the grant of a Lien to secure an obligation of any such Person if a Lien is granted to secure another obligation of such Person, or (B) prohibiting or conditioning the creation or assumption by the Borrower of any Lien upon any of its rights in respect of the Partnership Agreement, or its properties, revenues or assets, whether now owned or hereafter acquired;

(iv)	incur any other Funded Debt, other than in favor of the Lender or any affiliate thereof;
(v)

form, own or acquire any Subsidiaries other than portfolio companies and their respective Subsidiaries or special purpose acquisition vehicles formed in connection with the acquisition of portfolio companies;

(vi)

permit any event of termination or other early termination under the Partnership Agreement; permit the availability period for the making of capital calls under the Partnership Agreement to be terminated; or otherwise permit the Partnership Agreement to be amended or modified in any manner that could reasonably be expected to have a material adverse effect on the obligations of the Borrower hereunder or the rights and remedies of the Lender hereunder; or

(vii)	make any Distributions to its partners; provided that prior to the occurrence and continuance of an Event of Default hereunder, the Borrower may (A) make any Distribution (other than any Liquidation

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Distribution) which it has customarily made (or contemplates making) to its partners in the ordinary course of the Borrower’s business; (B) the Borrower may make tax Distributions in accordance with Section 6.5 of the Partnership Agreement; and (C) the Borrower may pay management fees to the General Partner and/or its affiliates in the ordinary course of the Borrower’s business; and provided further that at no time shall the Borrower make any Liquidation Distributions to its partners.

5.	Events of Default. The following are “Events of Default”:
(a)	The Borrower fails to pay any principal of any Loan as and on the date when due; or
(b)

The Borrower fails to pay any interest on any Loan, or any unused fee due hereunder, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within three days after the date due; or

(c)

The Borrower fails to perform or observe any term, covenant or agreement contained in Paragraph 4(a) hereof, in clause (v), clause (vi) or clause (vi) of Paragraph 4(b) hereof, or in Paragraph 4(c) hereof; or

(d)

Any Loan Party fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed, and such failure continues for 20 days; or

(e)

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(f)

Any Loan Party is dissolved or any action is taken to effect the dissolution of any Loan Party; or the General Partner withdraws as general partner of the Borrower or takes any action to effect such withdrawal; or the Limited Partners shall remove the General Partner as general partner of the Borrower or take any action to effect such removal; or any Limited Partner shall be excused from making any capital contributions in respect of investments in or obligations relating to the Borrower pursuant to the Partnership Agreement or otherwise in excess of an amount equal to 1%, provided that the foregoing shall not apply to any such Limited Partner to the extent that another Limited Partner assumes such obligation within a 30-day period; or the Partnership Agreement fails for any reason to remain in full force and effect or there has occurred any event of termination or other early termination thereunder; or the availability period for the making of capital calls under the Partnership Agreement terminates for any reason; or

(g)

Any Loan Party institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Loan Party and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any Loan Party or to all or any material part of such Loan Party’s property is instituted without the consent of such Loan Party, as the case may be, and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)	Any Loan Party is unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(i)

A final judgment against any Loan Party is entered for the payment of money in excess of $5,000,000and such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment; or

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January 22, 2008

(j)

Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)

Any one or more Limited Partners, representing 5% or more of a capital call, fails to make its or their required capital contributions pursuant to the Partnership Agreement within 30 days after the giving of a Capital Call Notice, provided that the foregoing shall not apply to a defaulting Limited Partner to the extent that any such capital contribution is contributed by another Limited Partner in lieu of the defaulting Limited Partner within such 30-day period; or the General Partner fails to make its required capital contribution pursuant to the Partnership Agreement within 30 days after the giving of a Capital Call Notice; or

(l)	Any default occurs under any other agreement any Loan Party or any Other Borrower has with the Lender or any affiliate thereof; or
(n)	Any event or circumstance occurs that has a Material Adverse Effect.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived, and exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the General Partner under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Miscellaneous.
(a)

All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b)	All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Pacific Standard Time.
(c)

The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(d)

No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and

FFL Parallel Fund II, L.P.

January 22, 2008

for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)

Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or facsimile shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by facsimile, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, any notice (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(f)

This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(g)

The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of legal counsel) incurred by the Lender in connection with (i) the negotiation, preparation, execution, and delivery of the Loan Documents, and any amendments, modifications or waivers of the terms thereof, and (ii) (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, and (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.

The Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of legal counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any

FFL Parallel Fund II, L.P.

January 22, 2008

other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against the Lender for breach in bad faith of the Lender’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

The agreements in this Paragraph 6(g) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents. All amounts due under this Paragraph 6(g) shall be payable within ten Business Days after demand therefor.

(h)

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(i)

This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(j)	This Agreement shall be governed by, and construed in accordance with, the law of the State of California.
(k)

(i) The following provisions of this Paragraph 6(k) concern the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including, without limitation, controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”) and are a material inducement for the parties entering into this Agreement. For the purposes of this Paragraph 6(k) only, the term “parties” shall include any parent corporation, Subsidiary or other affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(ii) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the State of California.

FFL Parallel Fund II, L.P.

January 22, 2008

(iii) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Paragraph 6(k). In the event of any inconsistency, the terms of this Paragraph 6(k) shall control.

(iv) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the Obligations is located or if there is no such collateral, in the State of California. All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(v) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as provided in clause (viii). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(vi) To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(vii) Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including, without limitation, motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including, without limitation, orders pertaining to class certification, to the same extent permitted in a court of law.

(viii) This Paragraph 6(k) does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(ix) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

FFL Parallel Fund II, L.P.

January 22, 2008

(x) By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit the foregoing provisions of this Paragraph 6(k), to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

(l)

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

(m)	Time is of the essence of the Loan Documents.
(n)

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its affiliates’ directors, officers, employees and agents, including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Subparagraph, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the consent of the Borrower, (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Subparagraph or (B) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or (viii) to the National Association of Insurance Commissioners or any similar organization. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitment, and the Loans. For purposes of this Subparagraph, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Subparagraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(o)

In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all indebtedness owing to the Lender hereunder or under any other Loan

FFL Parallel Fund II, L.P.

January 22, 2008

Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such indebtedness may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(p)

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

[Remainder of page intentionally left blank.]

FFL Parallel Fund II, L.P.

January 22, 2008

Please indicate your acknowledgment of the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than January 22, 2008.

BANK OF AMERICA, N.A.

By: /s/ Name Illegible

Name:  Name Illegible

Title:    Senior Vice President

Accepted and agreed to as of the date first written above:

FFL PARALLEL FUND II, L.P.

By: Friedman Fleischer & Lowe GP II, L.P.,

its General Partner

By: Friedman Fleischer & Lowe GP II, LLC,

its General Partner

By: /s/ Rajat Duggal

Name:  Rajat Duggal

Title:    Member

Date: January 22, 2008

EXHIBIT A

DEFINITIONS

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
Breakage Costs:	Has the meaning set forth in Paragraph 1(j).
Business Day:

Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of California and, if such day relates to any Eurodollar Rate Loan, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Call Notice:

A notice to partners under the Partnership Agreement requesting contributions to the capital of the Borrower by such partners’ Partnership Agreement in connection with this Agreement given in accordance with the requirements for calling capital under the Partnership Agreement.

Closing Date:	The first date all the conditions precedent set forth in Paragraph 2 are satisfied.
Commitment Termination Date:	Has the meaning set forth in Paragraph 1.
Debtor Relief Laws:

The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
Default Rate:

An interest rate equal to the Prime Rate plus 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be the Eurodollar Rate otherwise applicable to such Loan plus 2% per annum.

Distribution

(i) Any payment, dividend or distribution arising from or in connection with any capital or equity investment in the Borrower, and (ii) any return of capital or return of any investment in the Borrower.

Dollar or $:	The lawful currency of the United States.
Eurodollar Rate Loan:	A Loan that bears interest based on the Eurodollar Rate.
Eurodollar Rate

For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the rate for such Interest Period will be determined by such alternate method as reasonably selected by the Lender.

Event of Default:	Has the meaning set forth in Paragraph 5.

Funded Debt:

Means any indebtedness in respect of any working capital, revolving credit or other line of credit facility, or any term loan facility, any other interest bearing indebtedness, and any guaranty in respect of any of the foregoing.

General Partner:	Friedman Fleischer & Lowe GP II, L.P., a Delaware limited partnership, as the general partner of the Borrower.
Indemnitee:	Has the meaning set forth in Paragraph 6(g).
Interest Payment Date:	The last Business Day of each calendar month and the Commitment Termination Date.
Interest Period:

As to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one or two months thereafter (or in the case of such Eurodollar Rate Loans made on the Closing Date, three months thereafter) as selected by the Borrower in its Loan Notice; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)   no Interest Period for any Loan shall extend beyond the applicable Maturity Date or the Commitment Termination Date; and

(iv)   the Borrower may select Interest Periods with respect to Loans which commence before and end after a principal payment date only to the extent that the Prime Rate Loans to be outstanding on such principal payment date and the Eurodollar Rate Loans with Interest Periods ending on such principal payment date are at least equal in principal amount to the required principal payment on such principal payment date.

Lien:

Any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

Loan:	Has the meaning set forth in Paragraph 1(a).
Liquidation Distribution:	Any Distribution arising from the liquidation or termination or winding down of the Borrower.
Loan Documents:

This Agreement, the fee letter, if any, delivered in connection with this Agreement and all other certificates, documents, agreements and instruments delivered by Borrower or any other Person to the Lender under or in connection with the Agreement.

Loan Notice:	Has the meaning set forth in Paragraph 1(b).
Loan Party:	Each of the Borrower and the General Partner.

LP Commitments:	Limited Partner funding commitments under the Partnership Agreement.
Material Adverse Effect:

(a) A material adverse change in, or a material adverse effect upon, the operations, business, liabilities (actual or contingent) or condition (financial or otherwise) of any Loan Party; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Maturity Date:	Forty-five Business Days from the day on which the Loan is made.
Other Borrower:	Friedman Fleischer & Lowe Capital Partners II, L.P. and FFL Executive Partners II, L.P.
Partnership Agreement:

The Amended and Restated Limited Partnership Agreement of FFL Parallel Fund II, L.P., dated as of July 23, 2004, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Permitted Liens:

(a) Liens in favor of the Lender; (b)  existing Liens as of the date hereof disclosed to the Lender or incurred in connection with the extension, renewal or refinancing of the indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with generally accepted accounting principles, provided the same does not have priority over any of the Lender’s Liens and no notice of tax lien has been filed of record; (d) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof; (e) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness); (f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) Liens upon or in any equipment acquired or held by the Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment; and (h) restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof.

Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
Prime Rate:

For any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The Lender’s prime rate is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Prime Rate Loan:	A Loan that bears interest based on the Prime Rate.

Reserved Capital

An amount equal to the aggregate amount of capital reserved for investments of the Borrower which the Borrower has committed to invest or has otherwise reserved for investment purposes, letters of credit or guarantees.

Subsidiary:

With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Type:	With respect to a Loan, its character as a Prime Rate Loan or a Eurodollar Rate Loan
United States:	United States of America

EXHIBIT B

FORM OF LOAN NOTICE

Date: ________, 200_

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of January ____, 2008 (the “Agreement;”) the terms defined therein being used herein as therein defined), between FFL Parallel Fund II, L.P., a Delaware limited partnership, and Bank of America, N.A.

The undersigned hereby requests (select one):

[ ] A borrowing of Loans	[ ] A conversion or continuation of Loans
1.	On	(a Business Day).
2.	In the amount of $	.
3.	Comprised of	.
[Type of Loan requested]
4.	For Eurodollar Rate Loans: with an Interest Period of	months.

FFL PARALLEL FUND II, L.P.

By: Friedman Fleischer & Lowe GP II, L.P.,

its General Partner

By: Friedman Fleischer & Lowe GP II, LLC,

its General Partner

By: ____________________________________

Name:__________________________________

Title: __________________________________

Date: January ___, 2008

March 19, 2008

FFL Parallel Fund II, L.P.

One Maritime Plaza, 10th Floor, Suite 2200

San Francisco, CA 94111

Attn: Rajat Duggal

Dear Mr. Duggal:

Reference is made to the Revolving Loan Facility dated as of January 22, 2008 (as in effect as of the date of this Amendment, the “Loan Agreement”), by and between the Borrower named therein and Bank of America, N.A. (“Lender”), the terms defined therein being used herein as therein defined.

The Borrower has requested that Lender agree to the following amendments to the Loan Agreement:

1.          From March 19, 2008 until April 9, 2008 (the “Amendment Period”), (a) the defined term “Commitment” as set forth in paragraph 1(a) of the Loan Agreement shall be amended to mean an aggregate principal amount up to but not exceeding at any time outstanding Two Million One Hundred Twenty-Five Thousand Five Hundred Twenty-Eight Dollars ($2,125,528) and (b) the defined term “Maturity Date” as set forth in Exhibit A to the Loan Agreement shall be amended to mean April 10, 2008.

2.          The first clause in the definition of “Interest Period” as set forth in Exhibit A to the Loan Agreement is amended in its entirety to read as follows:

“As to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one month thereafter;”

Lender hereby agrees to the foregoing amendments. The foregoing amendments shall be subject to fulfillment of the conditions precedent that (i) as of the date hereof and after and giving effect hereto no Default has occurred or is continuing under the Loan Agreement and (ii) Borrower shall pay to Lender a fee in an amount equal to $442.82, payable in full on the first day of the Amendment Period.

The Borrower hereby certifies, that as of the date hereof, there is in excess of $4,251,056 in LP Commitments available directly to the Borrower that have not been committed for any other purpose, as demonstrated by the calculations provided in Exhibit A hereto.

Except as provided above, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. Lender’s execution and delivery of this letter shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.

[Remainder of Page Intentionally Left Blank]

Please indicate the agreement of Borrowers to the foregoing by signing and returning to Lender, to the attention of Ron Drobny, a counterpart of this letter.

Very truly yours,
BANK OF AMERICA, N.A.
By Title:

[Additional Signature Pages Follow]

Acknowledged and Agreed:

FFL Parallel Fund II, L.P.

By:  Friedman Fleischer & Lowe GP II, L.P.,
its General Partner

By:  Friedman Fleischer & Lowe GP II, LLC,
its General Partner

By:

Name:

Title:

Date: March 19, 2008